Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-240013) on Form S-3 and registration statements (Nos. 333-197317, 333-175255, and 333-256081) on Form S-8 of our reports dated February 27, 2023, with respect to the consolidated financial statements of Brookline Bancorp, Inc. and the effectiveness of internal control over financial reporting.
                    /s/ KPMG LLP
Boston, Massachusetts
February 27, 2023